Amended Schedule A

to Amended and Restated Administrative, Fund Accounting and Transfer Agency Services

Agreement

between

Diamond Hill Funds

and

Diamond Hill Capital Management, Inc.

initially dated as of May 31, 2002, as restated and amended November 17, 2011, and May

23, 2013, and amended on February 20, 2014

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill All Cap Select Fund

Diamond Hill Long-Short Fund

Diamond Hill Financial Long Short Fund

Diamond Hill Corporate Credit Fund

Diamond Hill Research Opportunities Fund

Diamond Hill Mid Cap Fund

Diamond Hill High Yield Fund

Diamond Hill Short Duration Total Return Fund

Diamond Hill Core Bond Fund

Diamond Hill Global Fund

The effective date of this Amended Schedule A is August 17, 2017.

Diamond Hill Funds		Diamond Hill Capital Management, Inc.

By:	/s/ Gary R. Young	By:	/s/ Thomas E. Line
	Gary R. Young		Thomas E. Line
	President		Chief Financial Officer